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SOUTHWEST AIRLINES ANNOUNCES SHARE REPURCHASE AUTHORIZATION

DALLAS, TEXAS – March 15, 2007 – Southwest Airlines’ Board of Directors, at its meeting held today, authorized a new share repurchase program to acquire up to $300 million of the Company’s common stock. Based on yesterday’s close price of $14.88, this represents approximately 20.2 million shares of common stock.

Gary C. Kelly, Vice Chairman and CEO, stated: “Today’s announcement affirms our confidence in our future growth opportunities and plans, as well as our continued commitment to increase Shareholder value. While our number one priority remains to profitably grow our route system, our strong balance sheet and liquidity allows us to use our capital base to further enhance Shareholder value over the long-term. This new $300 million authorization is in addition to the $400 million buyback program initiated in November 2006, which was completed this month. Since the beginning of 2006, we have completed three buyback programs and have repurchased 62.1 million shares of common stock for a total of $1 billion.”

Repurchases will be made in accordance with applicable securities laws in the open market or in private transactions, from time to time, depending on market conditions, and may be discontinued at any time.

Southwest has approximately 785 million shares of common stock outstanding. Any shares that are repurchased may be retired or used to fund the Company’s Employee stock plans.

Statements made in this press release, which describe the Company or management’s objectives, projections, estimates, expectations, or predictions, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Additional information concerning the factors which could cause actual results to differ materially from the forward-looking statements are contained in the Company’s periodic filings with the Securities and Exchange Commission, including without limitation, the Company’s Annual Report on Form 10-K for the year ended 2006 and subsequent filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

This press release, as well as past releases, are available at southwest.com.

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